Exhibit 99.1
11730 Plaza America, Suite 700
Reston, VA 20190
News Release
Contacts:
Brian J. Clark, Executive Vice President & CFO
(703) 707-6751
Maureen Crystal, Vice President of Investor Relations
(703) 707-6777
mcrystal@nciinc.com
NCI Reports Second Quarter 2011 Financial and Operating Results
Highlights:
•	Revenue of $161 million, up 27% overall, 17% organic[1];

•	Diluted EPS of $0.28; and

•	Company updates Fiscal Year 2011 revenue and earnings guidance.
RESTON, VA, August 3, 2011 — NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies, today announced financial and operating results for the second quarter ended June 30, 2011.
Second quarter revenue was within management’s guidance range issued last quarter and diluted earnings per share, including acquisition-related costs, was below the guidance range.
Second Quarter Fiscal Year 2011 Results:
For the second quarter of 2011, NCI reported revenue of $161.2 million, an increase of 27.4% over second quarter 2010 revenues of $126.6 million. Organic revenue growth was 16.6%. The year-over-year increase in revenue was attributable primarily to the acquisition of AdvanceMed Corporation (AdvanceMed), as well as growth in the U.S. Army Program Executive Office (PEO) Soldier, Base Realignment and Closure (BRAC), and U.S. Air Force’s Network Centric Solutions (NETCENTS) contracts.

[1]	Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. NCI believes that this non-GAAP financial measure provides useful information because it allows management and investors to better assess the underlying growth rate of the company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Operating income for the second quarter of 2011 decreased by 24.1% from the second quarter of 2010. Operating income for the second quarter of 2011 was $6.9 million, or 4.3% of revenue, compared with $9.1 million, or 7.2% of revenue, for the second quarter ended June 30, 2010. The year-over-year decrease in operating margin was attributed to acquisition-related expenses; losses on two separate and unrelated fixed-price contracts; lower profitability on the PEO-Soldier cost-plus-fee bridge contract; and increases in materials and subcontractor labor costs, which typically carry lower margins than the company’s direct labor costs.
As expected and previously disclosed, materials-related revenue associated with the BRAC NETCENTS contracts, contributed little to no operating margin. Excluding this BRAC and NETCENTS revenue and related costs, operating margin was 4.6% and 7.7% for the second quarters of 2011 and 2010, respectively. Excluding the aforementioned AdvanceMed acquisition costs, operating margin was 5.2% for the second quarter of 2011.
The effective tax rate for the second quarter of 2011 was 39.7% compared with 39.5% for the second quarter of 2010.
Net income for the second quarter of 2011 was $3.9 million, compared with $5.4 million for the same period in 2010. Diluted earnings per share were $0.28 per share for the second quarter of 2011 compared with $0.39 per share for the second quarter of 2010.
NCI reported total backlog at June 30, 2011 of $1.3 billion, of which $254 million was funded. This compares with total backlog of $1.2 billion at March 31, 2011, of which $227 million was funded.
Second quarter net bookings totaled $26 million, equating to a book-to-bill ratio of 0.2:1; year-to-date book-to-bill ratio was 0.3:1.
The acquisition of AdvanceMed was completed on April 1, 2011, expanding the company’s Federal Civilian business and establishing a platform in the program integrity services marketplace.

Six-Month Fiscal Year 2011 Results:
For the six months ended June 30, 2011, revenue increased 29.0% to $311.4 million from $241.6 million for the same period in the prior fiscal year. Organic revenue growth for the first six months of fiscal 2011 was 23.0%. Operating income for the six month period ended June 30, 2011 decreased 7.3% to $16.6 million compared with $17.9 million for the first six months of fiscal year 2010. Operating margin for the first six months of fiscal year 2011 was 5.3% compared with 7.4% for the first six months of fiscal year 2010. Operating margin decreased due to acquisition-related expenses, lower profitability on the PEO-Soldier cost-plus-fee bridge contract, increases in lower-margin materials and subcontractor labor costs and losses on two separate, unrelated fixed-price contracts, offset partially by efficiencies realized in the company’s general and administrative infrastructure on a higher revenue base.
Net income for the first six months of fiscal year 2011 was $9.6 million compared with net income for the same period last year of $10.9 million. The primary reasons for the decrease in six-month net income are the factors affecting operating income, higher interest expense due to the acquisition of AdvanceMed, and a higher effective income tax rate during the period. Diluted earnings per share for the first six months of fiscal year 2011 were $0.69 compared with $0.78 for the first six months of fiscal year 2010.
Cash flow provided by operating activities for the first six months of 2011 was $13.2 million. Capital expenditures for the first six months of 2011 were $1.3 million. At June 30, 2011, days sales outstanding, or DSO, was 73 days, which was unchanged from last quarter.
“NCI — indeed, the entire Government IT Services Sector — continues to face unprecedented challenges: from deficit reduction plans; the likelihood of delayed Fiscal 2012 appropriations and a continuing resolution similar to last year; inefficiencies in contracting and the acquisition process; and unfavorable changes in the competitive nature of procurements. All of these factors affected our second quarter results as well as our new expectations for the full year,” said NCI’s President, Terry Glasgow. “Nevertheless, our pipeline of new business opportunities now has a total value of nearly $17 billion. Included in this total are 115 programs with values of $25 million or more, 35 of which are valued at $100 million or more. We are encouraged by the size and scope of our pipeline as well as our capacity to win new work, even in a difficult procurement environment. We have a lot to do, but we are confident that we will achieve our long-term goals.”

Management’s Outlook:
Based on the company’s current contract backlog and management’s estimate as to future tasking and contract awards, NCI is issuing guidance for its fiscal year 2011 third-quarter and updating guidance for its full 2011 fiscal year. The table below represents management’s current expectations about future financial performance, based on information available at this time:

	Third Quarter	Fiscal Year
	Fiscal Year 2011 Ending	Ending
	September 30, 2011	December 31, 2011
Revenue	$132 million – $140 million	$560 million – $580 million
Diluted EPS	$0.22 – $0.24	$1.10 – $1.16
Diluted projected share count	13.9 million	13.9 million
Charles K. Narang, NCI’s Chairman and CEO, said, “Our second quarter results are less than we initially expected due to greater costs-to-complete on two fixed-priced contracts. These contract issues are occurring during a time where we are seeing a slowdown of awards across the Federal services industry. This has caused us to take a more conservative approach to our projections for the remainder of the year and we have reduced our 2011 guidance accordingly. Despite the reduction in our guidance, I want to make it clear that we remain extremely confident of our business strategy as well as our positioning within the market.”
Conference Call Information
As previously announced, NCI will conduct a conference call today at 5 p.m. EDT to discuss fiscal second-quarter 2011 results. Interested parties may access the call by dialing (877) 477-1422 (domestic) or (973) 582-2740 (international). The confirmation code for the live call is 53255485. The conference call will be broadcast simultaneously on the Investors page of the company’s website, www.nciinc.com. Investors are advised to log on to the website at least 15 minutes prior to the call to register, download and install any necessary audio software.
A replay of the call will be available beginning at 8 p.m. EDT today and will remain available for a two-week period. To access the replay, call (800) 642-1687 (domestic) or (706) 645-9291 (international). The confirmation code for the replay is 53249934. A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.

About NCI, Inc.:
NCI is a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies. We have ISO 9001:2008 and other industry-leading and globally recognized certifications. NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives, including enterprise systems management; network engineering; cybersecurity and information assurance; software development and systems engineering; program management, acquisition, and lifecycle support; engineering and logistics; health IT and informatics; and training and simulation. A member of the Russell 2000 and S&P Small Cap 600 indexes, the company was recently named to the Forbes list of America’s 25 Fastest-Growing Tech Companies for 2010, as well as FORTUNE Magazine’s 2010 “100 Fastest-Growing Companies” list. Headquartered in Reston, Virginia, NCI has approximately 2,900 employees at more than 100 locations worldwide. For more information, visit our website at www.nciinc.com, or email mcrystal@nciinc.com.
Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.
Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with Federal Government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; continued funding of U.S. Government, based on a change in spending priorities, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; the overall U.S. Defense budget declined from time to time during the late 1980s and the early 1990s. While spending authorizations for Defense- and Intelligence-related programs by the Federal Government have increased in recent years, future levels of expenditures and authorizations for those programs may decrease, remain constant, or shift to programs in areas where we do not currently provide services; Federal Government shutdowns (such as that which occurred during the Federal Government’s 1996 fiscal year), other potential delays in the Government appropriations process, or failure to increase the Federal Government debt ceiling; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; adverse results of Federal Government audits of our government contracts; Government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); Federal Government agencies are more frequently awarding contracts on a technically acceptable/lowest cost basis in order to reduce expenditures failure to successfully identify and integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions or to effectively integrate acquisitions appropriate to the achievement of our strategic plans, such as our AdvanceMed acquisition or others; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) government contracts containing organizational conflict of interest (OCI) clauses, (iv) delays related to agency specific funding freezes, (v) competition for task orders under Government Wide Acquisition Contracts (GWACs), agency-specific Indefinite Delivery/Indefinite Quantity (IDIQ) contracts and/or schedule contracts with the General Services Administration; and (vi) our own ability to achieve the objectives of near-term or long-range business plans, including internal systems failures. These and other risk factors are more fully discussed in the section titled “Risks Factors” in NCI’s Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC, such as our Forms 8-K and Forms 10-Q.
The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Revenue	$161,203	$126,558	$311,428	$241,550

Operating costs and expenses:
Cost of revenue	145,670	110,927	278,926	210,318
General and administrative expense	6,085	5,369	11,844	10,985
Depreciation and amortization	1,817	1,193	3,125	2,366
Acquisition and integration related expenses	748	—	949	—

Total operating costs and expenses	154,320	117,489	294,844	223,669

Operating income	6,883	9,069	16,584	17,881
Interest expense, net	483	149	680	292

Income before income taxes	6,400	8,920	15,904	17,589
Provision for income taxes	2,542	3,524	6,353	6,727

Net income	$3,858	$5,396	$9,551	$10,862

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,681	13,628	13,675	13,598

Net income per share	$0.28	$0.40	$0.70	$0.80

Diluted:

Weighted average shares and equivalent shares outstanding	13,931	13,886	13,919	13,882

Net income per share	$0.28	$0.39	$0.69	$0.78

The accompanying notes are an integral
part of these consolidated financial statements

NCI, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	As of	As of
	June 30,	December 31,
	2011	2010
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$561	$2,791
Accounts receivable, net	129,520	132,693
Deferred tax assets, net	4,538	4,547
Prepaid expenses and other current assets	5,393	3,347

Total current assets	140,012	143,378

Property and equipment, net	16,843	11,751
Other assets	1,289	1,590
Intangible assets, net	9,864	6,179
Goodwill	147,932	106,580

Total assets	$315,940	$269,478

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$47,150	$61,046
Accrued salaries and benefits	19,726	20,229
Deferred revenue	964	2,951
Other accrued expenses	6,091	3,468

Total current liabilities	73,931	87,694

Long-term debt	70,000	20,000
Deferred tax liabilities, net	7,589	7,450
Deferred rent and other long-term liabilities	1,018	1,287

Total liabilities	152,538	116,431

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized; 8,567,330 shares issued and outstanding as of June 30, 2011 and 8,469,242 shares issued and outstanding as of December 31, 2010	163	161
Class B common stock, $0.019 par value—12,500,000 shares authorized; 5,200,000 shares issued and outstanding as of June 30, 2011 and December 31, 2010	99	99
Additional paid-in capital	68,691	67,889
Retained earnings	94,449	84,898

Total stockholders’ equity	163,402	153,047

Total liabilities and stockholders’ equity	$315,940	$269,478

The accompanying notes are an integral
part of these consolidated financial statements

NCI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(amounts in thousands)

	Six months ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$9,551	$10,862
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,125	2,366
Stock compensation expense	619	919
Deferred income taxes	147	490
Changes in operating assets and liabilities:
Accounts receivable, net	19,363	20,986
Prepaid expenses and other assets	(342)	(1,991)
Accounts payable	(15,182)	(11,921)
Accrued expenses	(3,847)	(2,459)
Deferred rent	(237)	(261)

Net cash provided by operating activities	13,197	18,991

Cash flows from investing activities:
Purchase of property and equipment	(1,281)	(4,027)
Cash paid for acquisition, net of cash acquired	(64,308)	—

Net cash used in investing activities	(65,589)	(4,027)

Cash flows from financing activities:
Borrowings under credit facility	123,986	59,163
Repayments of credit facility	(73,986)	(77,163)
Principal payments under capital lease obligations	(23)	(37)
Proceeds from exercise of stock options	185	2,441
Excess tax deduction from exercise of stock options	—	166

Net cash provided by (used in) financing activities	50,162	(15,430)

Net change in cash and cash equivalents	(2,230)	(466)
Cash and cash equivalents, beginning of period	2,791	1,193

Cash and cash equivalents, end of period	$561	$727

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$752	$325

Income taxes	$6,666	$8,226

The accompanying notes are an integral
part of these consolidated financial statements

Organic Growth Reconciliation
(unaudited)
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Revenue, as reported	$161,203	$126,558	$311,428	$241,550
Plus: revenue from acquired company for the comparable prior year periods	—	11,696	—	11,696

Organic revenue	$161,203	$138,254	$311,428	$253,246

Percent growth	16.6%		23.0%

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